Exhibit 10.4

On Holding AG – LTIP 2018

ON HOLDING AG

LONG TERM INCENTIVE PLAN 2018

Approved by the Board of Directors on

23. July 2018

Zurich, 23. July 2018

/s/ Caspar Coppetti	/s/ David Allemann
Caspar Coppetti	David Allemann
Chairman of the Board of Directors	Member of the Board of Directors

List of Annexes:

Annex 1:	Exit Vesting Scale
Annex 2:	Business Continuation Vesting Scale
Annex 3:	Notice of exercise

On Holding AG – LTIP 2018

1.	Definitions

Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this section.

Bad Leaver	shall mean a Participant (i) whose employment with a Subsidiary is terminated for Cause or (ii) whose employment with a Subsidiary is terminated and who is not qualifying as a Good or Medium Leaver.

Board of Directors	shall mean the board of directors of the Company.

Business Continuation	shall mean that as of January 1st, 2021, no Exit occurred and no Exit is scheduled for execution until March 31, 2021.

Cause	shall mean (i) any material violation of law, (ii) grave misconduct or egregious acts (such as wilful disregard for company policy, falsifying records, stealing, violence, and similar acts or behaviour) which have occurred again after formal written notice to the respective Participant, or (iii) a termination for cause according to art. 337 of the Swiss Codes of Obligations.

Company	shall mean On Holding AG with registered seat in Zurich, Switzerland.

Compensation Committee	shall mean the compensation committee of the Company as appointed by the Board of Directors, which administrates the LTIP 2018 pursuant to section 15 of the Plan.

EBITDA	shall mean earnings before interest, taxes, depreciation and amortization.

Exercise Price	shall mean the exercise price per Share for each Option granted under the LTIP 2018, as specified in section 5.2 of the Plan and by the Option Agreement.

Exit	shall mean the occurrence an Exit Event.

Exit Event	shall mean the completion of any one of the following events: (i) a Listing, (ii) a private sale of at least 40% of the Shares held by the current non-executive shareholders or (iii) one current shareholder gains, whether directly or indirectly, ownership of more than 50% of the Company, (iv) a private sale of all or substantially all of the Company’s assets relevant for its business to a buyer, (v) a merger, consolidation or demerger, or (vi) another reorganization with a similar result as (ii), (iii) or (iv).

On Holding AG – LTIP 2018

Fair Market Value	shall mean, with respect to one Share, the consideration paid per Share or allocated per Share in the Exit Event.

Formula Value	shall mean, with respect to a Share for any purpose on a particular date, the value determined by the Compensation Committee in good faith by using the following valuation formula: [(2x capitalized earnings value) + net asset value] / 3 (at least, however, net asset value), whereby the capitalized earnings value shall be determined based on the audited financial accounts of the years (n) and (n-1), (n) weighting 2/3 and (n-1) weighting 1/3, capitalization factor 10%, divided by the total number of issued and outstanding Shares on a fully diluted basis. Valuations must be made based on the latest audited consolidated financial statements of the On Group and shall be valid for six months following the year-end closing. For US Participants, it shall mean the Valuation Price.

Good Leaver	shall mean a Participant whose employment with a Subsidiary is terminated (i) by the Subsidiary without Cause, (ii) due to death, (iii) Permanent Disability, or (iv) retirement at legal age.

Granting Date	shall mean the date on which Options have been granted to a Participant pursuant to section 3 of the Plan.

IRR	shall mean the internal rate of return based on the Share price of CHF 1,940.05 paid at the last financing round as of December 2017, on a fully diluted basis (including all granted and outstanding OEPP and Phantom Shares) at the occurrence of an Exit.

Listing	shall mean a listing of the Shares for trading on a recognized stock exchange (e.g., in connection with an initial public offering).

LTIP 2018	shall mean this Long Term Incentive Plan 2018.

Medium Leaver	shall mean a Participant whose employment with a Subsidiary is terminated by the Participant.

Notification Date	shall mean the date when notice of termination of employment of a Participant is given by the Participant or the Subsidiary.

On Group	shall mean On Holding AG and all its Subsidiaries.

On Holding AG – LTIP 2018

Option	shall mean a call option giving the right to the Participant to acquire one Share of the Company against payment of the Exercise Price.

Option Agreement	shall mean a written agreement to be concluded between the Company and the Participant wherein the individual Share Option Grant is specified.

Option Grant	shall mean a grant of Options to a Participant pursuant to the terms of the Plan.

Participants	shall mean the members of the executive board of the On Group (Level 1 employees) and the members of the management team (Level 2 employees) that are participating in the LTIP 2018 (each a “Participant”).

Permanent Disability	shall mean the incapacity to perform a majority of work-related duties during at least six consecutive months and no reasonable expectation to returning to work, as a result of disability and as attested by qualified physician entrusted by the Compensation Committee.

Plan	shall mean the LTIP 2018.

Share	shall mean a registered share of the Company with a nominal value of CHF 10.00.

Shareholders Agreement	shall mean the shareholders’ agreement to be entered into by and between the shareholders of the Company, as amended from time to time.

Subsidiary	shall mean any corporation in which the Company directly or indirectly owns stock representing 50% or more of the total combined voting power of all classes of stock (together “Subsidiaries”).

Tax Withholding	shall mean any income taxes and/or social security contributions of the Participant which are due upon exercise of an Option or upon subsequent sale of a Share, if any, for which the Company or a Subsidiary has a withholding and payment obligation by applicable Swiss or foreign law.

Termination Date	shall mean the effective date of termination of employment of a Participant.

US Participants	shall mean the Participants (i) who are or have been employed by or seconded to ON Inc. during the vesting period of the Options and/or (ii) who are subject to US income taxes due to their US citizenship.

On Holding AG – LTIP 2018

Valuation Price	shall mean price per Share as determined based on the annual 409A valuation of the Company in accordance with and for purposes of US tax laws.

Vesting Date	shall mean the date on which Options vest in accordance to section 5.3 of the Plan.

Vested Options	shall mean the number of Options which vested based on the applicable vesting scale of Annex 1 or 2 of the Plan, as determined by the Compensation Committee according to section 5.3 of the Plan.

2.	Purpose

The purpose of the LTIP 2018 is to retain highly qualified personnel, and to provide certain key employees with additional incentive to increase their efforts on behalf and in the best interest of the Company and the On Group by giving them the opportunity to participate in the ownership of the Company by purchasing Shares through the Option rights.

3.	Granting of Options

Options may be granted to the Participants in accordance with the terms of the LTIP 2018. Each grant of Options shall be valid only if evidenced in a written Option Agreement.

The maximum aggregate number of Shares for which Options may be granted under the LTIP 2018 shall be 18,000 Shares of the Company and shall be divided into two groups as follows:

Category	Total no of Shares	Grant schedule

Group 1 Options	11,915 Shares of the Company	One time grant at inception of the LTIP 2018

Group 2 Options	6,085 Shares of the Company	In three tranches (tranche a), b) and c)) with a minimum of 1,680 Options per tranche.

Any Options forfeited in accordance to sections 9.1.1, 9.2.1, 9.3.1 or 11 of the Plan or any Options which did not vest according to section 5.3 of the Plan will be forfeited and shall not be reallocated to other or new Participants.

4.	Eligibility

The criteria which have to be fulfilled by a Participant to be granted Options under the LTIP 2018 shall be set by the Board of Directors in its sole discretion.

On Holding AG – LTIP 2018

Members of the executive board of the On Group (Level 1 employees) may be granted Group 1 Options only; members of the management team (Level 2 employees) may be granted Group 2 Options only.

Option grants with respect to Group 1 Options have been determined concurrently with the inception of the LTIP 2018 by the Board of Directors.

5.	Option Terms

5.1.	Issuance Price

Group 1 and Group 2 Options shall be granted free of charge.

5.2.	Exercise Price

The Exercise Price of Group 1 and Group 2 Options shall be set at CHF 10.00. For US Participants, the Exercise Price shall be set at the Valuation Price applicable at the Granting Date.

5.3.	Vesting

Group 1 and Group 2 Options shall vest on the earlier of the occurrence of an Exit or, in case of Business Continuation, on April 1, 2021.

If vesting occurs due to an Exit, the Compensation Committee will determine the number of Options vested based on the vesting scale depending on the level of achievement of IRR at Exit as set forth in Annex 1 of the Plan.

In case of Business Continuation, the Compensation Committee will determine the number of Options vested based on the vesting scale depending on the level of achievement of net sales, gross profit and EBITDA as set forth in Annex 2 of the Plan, whereby net sales, gross profit and EBITDA shall be determined on the basis of the audited consolidated financial statements 2020 of the On Group.

5.4.	Exercise Period

Vested Options (unless forfeited in accordance with sections 9.1.1, 9.2.1, 9.3.1 or 11 of the Plan), may be exercised until the fifth anniversary of the Granting Date.

On Holding AG – LTIP 2018

6.	Exercise of Options

6.1.	In General

Vested Options may be fully or partially exercised by the relevant Participant by filing a written notice of exercise (see Annex 3) to the Company.

In order to be valid, the completed notice of exercise must be received by the Company on or prior to the following dates:

(i)	In any event: before the lapse of the Exercise Period; and

(ii)	For Good Leavers: within 14 days after the Termination Date (or Vesting Date, if applicable); or

(iii)	For heirs: within 180 days since the Participant’s death; or

(iv)	For Medium Leavers: within 14 days after the Termination Date.

Options may be exercised in cash, as set out hereinafter.

6.2.	Cash Exercise

Options exercised in cash shall be settled by way of issuance and transfer of Shares (subject to the rules and requirements of sections 6.3, 7 and 8 of this Plan) against full payment of (i) the Exercise Price and (ii) if requested by the Company, the applicable Tax Withholding. These payments shall be made in cash by the Participant not later than 30 days since the filing of the written notice of exercise.

6.3.	Lock-up Period

6.3.1.	Group 1 Options

Shares acquired upon exercise of Vested Group 1 Options shall be subject to the following lock-up periods:

•	1/3 of the Shares shall not be subject to any lock-up period;

•	1/3 of the Shares shall be subject to a lock-up period until the earlier of the first anniversary of the Vesting Date or December 31, 2021;

•	1/3 of the Shares shall be subject to a lock-up period until the earlier of the second anniversary of the Vesting Date or December 31, 2022.

6.3.2.	Group 2 Options

Shares acquired upon exercise of Vested Group 2 Options shall be subject to the following lock-up periods:

•	Tranche a): the Shares shall not be subject to any lock-up period;

On Holding AG – LTIP 2018

•	Tranche b): the Shares shall be subject to a lock-up period until the earlier of the first anniversary of the Vesting Date or December 31, 2021;

•	Tranche c): the Shares shall be subject to a lock-up period until the earlier of the second anniversary of the Vesting Date or December 31, 2022.

7.	Restrictions as to transferability of Awards and Shares

No Options granted under the LTIP 2018 shall be sold, pledged, assigned, encumbered, transferred, or disposed of in any manner other than by will or inheritance laws.

Upon exercise of Options, each Participant (or his/her heirs) will be required to become a party to the Shareholders Agreement and shall, among other provisions, be bound to all restrictions as to the transferability of the Shares as stated therein. As a condition precedent for the transfer of Shares, the Participant (or his/her heirs) will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

The Company in its sole discretion may decide to list the Shares on any recognized stock exchange. In that event, all Shares issued to Participants (or their heirs) under the LTIP 2018 may be subject to customary limitations in terms of transferability of Shares (lock-up/market stand-off) - in addition to the lock-up period of section 6.3 of the Plan - for a period following an initial public offering of Shares as required by the underwriter(s)/joint global coordinator(s) or pursuant to applicable listing requirements or deemed appropriate by the Company and agreed with the underwriter(s)/joint global coordinator(s) in case of an initial (or subsequent) public offering of Shares.

8.	Deposit of Shares

Shares acquired by the Participant (or his/her heirs) under the LTIP 2018 shall – if certificates are at all issued, which shall be at the option of the Company – be duly endorsed in blank by the relevant Participant (or his/her heirs) and then be and remain deposited in the name and for the account of the Participant (or his/her heirs) either with the Company or at the election of the Company with a third party chosen by the Company. The Company will bear the costs of such safekeeping. Upon occurrence of a listing of the Shares on a recognized stock exchange and upon lapse of the lock-up, if any, such Shares may be released and transferred to the Participant’s personal deposit account upon request.

On Holding AG – LTIP 2018

9.	Effect of Termination of Employment

In case of termination of employment between a Participant and a Subsidiary, the following rules shall apply:

9.1.	Good Leaver

9.1.1.	Options

A Participant who qualifies as a Good Leaver shall

(i)	Automatically and immediately forfeit 2/3 of his/her unvested Group 1 Options or all of his/her Group 2 Options of tranche b) and c) without any indemnification, as of the Termination Date; and

(ii)

Keep 1/3 of his/her unvested Group 1 Options or all of his/her Group 2 Options of tranche a) until the first anniversary of the Termination Date. Thereafter, all unvested Group 1 Options or all unvested Group 2 Options of tranche a) shall be forfeited automatically, irrevocably and without indemnification to the Participant. If an Exit occurs within the 12-month period following the Termination Date, such retained Group 1 Options or Group 2 Options of tranche a) shall vest in accordance with section 5.3 and must be exercised within 14 days as of the Vesting Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

(iii)

Keep his/her Vested Options which can be exercised within 14 days as of the Termination Date. In case of death of the Participant, the heirs may exercise any Vested Options within 180 days from the Participant’s death. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.1.2.	Shares

A Participant who qualifies as a Good Leaver shall keep all his/her unrestricted Shares acquired under the LTIP 2018 prior to the Termination Date or due to section 9.1.1 (ii). The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the LTIP 2018 which are still subject to a lock-up in accordance with section 6.3 as of the Termination Date at the lesser of the [Formula Value at the time of exercise of the Option and the Formula Value at the time of exercise of such purchase option] by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

9.2.	Medium Leaver

9.2.1.	Options

A Participant who qualifies as a Medium Leaver shall

(iv)	Automatically and immediately forfeit all his/her unvested Options, without any indemnification, as of the Termination Date;

On Holding AG – LTIP 2018

(v)

Keep his/her Vested Options which can be exercised within 14 days as of the Termination Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.2.2.	Shares

A Participant who qualifies as a Medium Leaver shall keep all his/her unrestricted Shares acquired under the LTIP 2018 prior to the Termination Date. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the LTIP 2018 which are still subject to a lock-up in accordance with section 6.3 as of the Termination Date at the lesser of the [Formula Value at the time of exercise of the Option and the Formula Value at the time of exercise of such purchase option] by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

9.3.	Bad Leaver

9.3.1.	Options

A Participant who qualifies as a Bad Leaver shall automatically and immediately forfeit all his/her Options, whether vested or not, without any indemnification, as of the Notification Date.

9.3.2.	Shares

The Company (or any person or legal entity nominated by the Company) shall have the right, but not the obligation, to purchase any Shares acquired under the LTIP 2018 of a Bad Leaver at the lesser of the Exercise Price paid at the time of exercise of the Option and the Formula Value at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

10.	Exit

10.1.	Effect of an Exit

10.1.1.	In General

Upon the occurrence of an Exit, subject to any consent required under the Shareholders Agreement, the Compensation Committee may prescribe and amend the terms and conditions for the vesting, exercise and settlement of any Options granted under the LTIP 2018, provided that such amendments are not materially adverse to the Participants and do not compromise the interests of the Participants. Such power and discretion shall include, but not be limited to, the power and authority to (i) reduce

On Holding AG – LTIP 2018

or abolish lock-up periods and to (ii) modify the requirements and modality for the settlement of any Options (including a cash settlement in case of a full Exit in an amount equal to the Fair Market Value minus the Exercise Price, subject to any Tax Withholding).

10.1.2.	Participants, Good and Medium Leavers

Upon the occurrence of an Exit Event, Participants, Good and Medium Leavers may sell or may be required to sell their Shares acquired under the LTIP 2018 in accordance with the rules of the Shareholders’ Agreement at the Fair Market Value subject to any applicable Tax Withholding.

11.	Business Continuation

In the Business Continuation scenario, the shareholders of the Company shall be protected with a stop-loss clause requiring that a minimum of 5% IRR must be achieved from 2018 to an Exit (until December 31, 2022 at the latest). If such achievement is missed in an Exit

(i)	in 2021, Participants will immediately forfeit 2/3 of any Group 1 Options or all Group 2 Options of tranche b) and c) without any indemnification;

(ii)	in 2022, Participants will immediately forfeit 1/3 of any Group 1 Options or all Group 2 Options of tranche c) without any indemnification.

Furthermore, the Company (or any person or legal entity nominated by the Company) shall have the right, but not the obligation, to purchase from the Participant any Shares which are still subject to a lock-up according to section 6.3 as of the Exit at the lesser of the Exercise Price paid at the time of exercise of the Option and the Fair Market Value at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to 120 days as of the date of the Exit.

12.	Changes in Capital Structure

In the event of a change, other than a share capital increase, relating to the Shares through reclassification, recapitalization, subdivision, stock dividend, stock split-up or otherwise in the Company’s corporate structure, the Compensation Committee shall, to the extent permissible by law, adjust the terms of the Options then outstanding to ensure that the Participants receive in respect of each Option, upon exercise, the same value and type of stock that each Participant would have been entitled to receive without such change.

13.	Taxation and Social Security

Options may be subject to income tax and/or social security. In Switzerland, Options will be subject to Swiss income tax and Swiss social security contributions upon exercise. A subsequent sale of the Shares acquired upon exercise may, depending on the individual circumstances and the amount of

On Holding AG – LTIP 2018

the capital gain realized, trigger Swiss income tax and Swiss social security contributions as well. Swiss social security contributions legally due will be borne by the Subsidiary and the relevant Participant in accordance with applicable law and regulations.

Depending on the Participant’s residence, place of work or nationality, Options may be subject to income tax and/or social security contributions in jurisdictions other than Switzerland. Each Participant is responsible for a proper declaration and payment of his/her personal income taxes, including capital gains taxes, if any, that may arise from participation in the LTIP 2018 in each relevant jurisdiction.

14.	No Entitlements

14.1.	No Right to Future Grants

The participation in the LTIP 2018 shall not confer any right or entitlement to be granted any Options or awards in the future or to participate in any future employee participation plan.

14.2.	No Right to Continued Employment

The LTIP 2018 does not constitute an employment agreement. Nothing contained herein shall modify the terms of the Participants’ respective employment or restrict the Subsidiary’s right to terminate the employment of any Participant at any time, with or without Cause, or to adjust the compensation of any Participant.

15.	Administration

The LTIP 2018 shall be administrated by the Compensation Committee.

The Compensation Committee is authorized and shall have full power and authority, subject to the provisions of the LTIP 2018, to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the LTIP 2018, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the LTIP 2018 and the Options granted thereunder as it may deem necessary or advisable.

The Compensation Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Options or Shares hereunder.

16.	Amendment

The Compensation Committee may make any amendments to the LTIP 2018 that may be necessary to comply with or conform to applicable laws. Furthermore, the Compensation Committee shall have the power to modify the LTIP 2018 as necessary to conform to the Shareholders Agreement solely to the extent such modifications would not adversely affect a Participant.

On Holding AG – LTIP 2018

17.	Confidentiality

The LTIP 2018 is confidential to the business. The terms and conditions of the LTIP 2018 and any individual Option grant shall therefore be kept strictly confidential (and may be shared only with the personal advisors of the Participant), unless disclosure is required by mandatory law.

18.	Effective Date and Term of the LTIP 2018

The LTIP 2018 has been approved by the Board of Directors on [DATE]. The LTIP 2018 shall be effective as of [DATE] and shall be valid until the later of [December 31, 2022] or all Options granted under the LTIP 2018 have been exercised, or have been forfeited, or otherwise canceled or any purchase options of the Company have been exercised or lapsed.

19.	Governing Law

The LTIP 2018 shall be subject to and governed by substantive Swiss law.

* * *

On Holding AG – LTIP 2018

ANNEX 1: Exit Vesting Scale

Exit Vesting Scale LTIP 2018-2020 (both metrics within a line need to hold true for vesting to take place)

achieved IRR on fully diluted basis vs share price of CHF 1940.05	Realized actual share price at time of exit	Vesting %

IRR < 25%	n/a	0%

IRR = 25%	n/a	40.0%

IRR >25% & <35%	n/a	40% + (achieved IRR-25%)/1%*(8/3)%

IRR = 35%	n/a	66.67%

IRR >35% & <45%	≤CHF3’900	66.67%

IRR >35% & <45%	>CHF3’900	66.67% + (achieved IRR-35%)/1%*(10/3)%

IRR ≥ 45%	≤CHF3’900	66.67%

IRR ≥ 45%	>CHF3’900 & ≤CHF4’600	66.67% + (realized actual share price in CHF at point of exit - CHF 3’900) * 0.048%

IRR ≥ 45%	>CHF4’600	100% = 16’955 options (+max add’l. 1’045 options allocated to US participants on top to compensate for the higher strike price of the granted options)

On Holding AG – LTIP 2018

ANNEX 2: Business Continuation Vesting Scale

Business Continuation Vesting Scale LTIP 2018-2020 (all three metrics within a line need to hold true for vesting to take place)

Achieved Net Sales FY 2020 On Group	Achieved Gross Profit Margin FY 2020 On Group	Achieved EBITDA margin FY 2020 On Group	Vesting%

CHF ≤260m	n/a	n/a	0.0%

CHF 260m	≥51.2%	≥10%	40.0%

CHF >260m & <306m	≥51.2%	≥10%	40% + (achieved Net Sales - 260m)/1m * 0.58%

CHF >260m & ≤306m	≤51.2%	≥10%	if achieved Gross Profit/0.512 > 260m, then vesting = 40% + (achieved Gross Profit/0.512 - 260m)/1m * 0.58%, otherwise no vesting

CHF 306m	≥51.2%	≥10%	66.67%

CHF >306m & <356m	≥51.2%	≥10%	66.67% + (achieved Net Sales - 306m)/1m * 0.67%

CHF >306m & ≤356m	≤51.2%	≥10%	if achieved Gross Profit/0.512 > 306m, then vesting = 66.67% + (achieved Gross Profit/0.512- 306m)/1m * 0.67%; if achieved Gross Profit/0.512 <306m & >260m, then vesting = 40% + (achieved Gross Profit/0.512 - 260m)/1m * 0.58%; otherwise no vesting

CHF ≥356m	≥51.2%	≥10%	100.0%

CHF ≥356m	≤51.2%	≥10%	if achieved Gross Profit/0.512 >356m, then vesting = 100% = 16’955 options (+ max add’l. 1’045 options allocated to US participants only on top to compensate for the higher strike price of the granted options); if achieved Gross Profit/0.512 <356m & >306m, then vesting = 66.67% + (achieved Gross Profit /0.512 - 306m)/1m * 0.67%; if achieved Gross Profit/0.512 <306m & >260m, then vesting = 40% + (achieved Gross Profit/0.512 - 260m)/1m * 0.58%; otherwise no vesting

EXERCISE NOTICE

LONG TERM INCENTIVE PLAN 2018

ON HOLDING AG

To be sent to the attention of the CFO of ON Holding AG

Name and address of Participant:

Options to be exercised (please indicate):

Option Category (Group 1 or 2 Options)	Number of Options to be exercised (a)	Exercise price per Share in CHF (b)	Total Exercise Price in CHF (c = a x b)

Note:

i)	The terms defined in the Long Term Incentive Plan 2018 of ON Holding AG have the same meaning when used herein.

ii)

Options exercised will be settled by way of issuance and transfer of Shares (subject to lock-up, if any, according to section 6.3 and deposit according to section 8 of the LTIP 2018) against full payment of (i) the Exercise Price and (ii) if requested by the Company, the applicable Tax Withholding. Upon receipt of this notice of exercise, the Company will inform the Participant about the applicable Tax Withholding and provide the Participant with the payment details. Payment of the Exercise Price and Tax Withholding is due in cash and not later than 30 days since the filing of this notice of exercise.

iii)

As a condition precedent for the validity of the exercise of the Options hereunder and the issuance and transfer of Shares, the Participant will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

Place/Date:

Signature of Participant: